Exhibit (a)(5)(D)

Danaher and Beckman Coulter Announce Early Termination of HSR Act Waiting Period

In Connection With Tender Offer

Washington, D.C. and Orange County, Calif., March 9, 2011 – Danaher Corporation (NYSE:DHR) and Beckman Coulter, Inc. (NYSE: BEC) announced today that they have received notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the tender offer for all of the outstanding shares of common stock of Beckman Coulter at a price of $83.50 per share. As previously announced, Danaher’s tender offer for Beckman Coulter is currently scheduled to expire at 12:00 midnight, New York City time, at the end of Wednesday, March 23, 2011, unless the offer is extended. The offer remains subject to customary conditions, including receipt of other regulatory approvals. The transaction is anticipated to close in the second quarter of 2011.

About Danaher

Danaher Corporation is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Its portfolio of premier brands is among the most highly recognized in each of the markets it serves. Driven by a foundation provided by the Danaher Business System, Danaher’s 48,000 associates serve customers in more than 125 countries and generated $13.2 billion of revenue in 2010. For more information please visit Danaher’s website: www.danaher.com.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 275,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 80% of the company’s 2010 revenue of $3.7 billion. For more information, visit www.beckmancoulter.com.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO filed by Danaher with the SEC on February 15, 2011, as amended through the date of this release. Beckman Coulter has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on February 15, 2011, as amended through the date of this release. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. Beckman Coulter stockholders may obtain a free copy of these materials (and all other tender offer documents filed with the SEC) on the SEC’s website: www.sec.gov. The Schedule TO (including the offer to purchase and related materials, and the

Schedule 14D-9, including the solicitation/recommendation statement, may also be obtained for free by contacting Okapi Partners LLC, the information agent for the tender offer, at (877) 274-8654.

Forward Looking Statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for receiving regulatory approvals and completing the transaction, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher and Beckman Coulter operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Beckman Coulter’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as Beckman Coulter’s SEC filings, including Beckman Coulter’s Annual Report on Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date of this release and neither Danaher nor Beckman Coulter assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contacts

Danaher contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 419-7676

Beckman contact:

Cynthia Skoglund

Investor Relations Officer

Beckman Coulter, Inc.

250 S. Kraemer Blvd.

Brea, California 92821

Telephone: (714) 961-6320

Fax: (714) 961-4134